Exhibit 23.2

                     CONSENT OF INDEPENDENT AUDITORS


 We consent to incorporation by reference in registration statements (Form S-8 Nos. 33-22941 and 33-32522) of United Bankshares, Inc. of our report dated January 29, 1998, except as to Note 20, which is as of February 18, 1998, relating to the consolidated statement of financial condition of Fed One Bancorp, Inc. And subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report is included in the December 31, 1998, annual report on Form 10-K of United Bankshares, Inc.



                                                         /s/ KPMG LLP



Pittsburgh, Pennsylvania
March 26, 1999

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